Exhibit 99.1

KULR Designs for Small Modular Nuclear Fusion Reactors

HOUSTON / GLOBENEWSWIRE / November 20, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a provider of advanced thermal management solutions, today announced the development of its proprietary carbon fiber designed custom cathodes in small modular reactors (SMRs) for a prominent nuclear fusion company. As global demand for sustainable energy grows in response to an increased focus on nuclear from hyperscalers aiming to keep up with the rising energy demands of data centers related to the AI boom, KULR’s innovations are contributing to the increasing buildout of abundant, clean energy sources.

Nuclear fusion, often regarded as the "holy grail" of clean energy, offers the promise of unlimited energy production free from fossil fuels, with a low environmental impact compared to conventional nuclear fission. By working with leading nuclear fusion companies, KULR aims to advance the possibilities of fusion technology to meet the energy demands of tomorrow while addressing climate change.

According to Goldman Sachs, data center energy demand currently represents 1-2% of global demand and is set to double by 2030 largely driven by demand for AI powered applications.

The custom cathodes designed by KULR will be implemented in a laser-based nuclear fusion system for small modular reactors, an emerging technology with the potential to deliver affordable, reliable nuclear fusion energy. Laser-based fusion is a rapidly advancing approach that utilizes high-powered lasers to initiate fusion reactions, offering a promising alternative to traditional fusion methods.

The Company’s proprietary carbon fiber cathode, designed initially for aerospace and defense applications, has proven capabilities in harsh environments. This innovative material was developed alongside related technologies which are utilized in aerospace and missile systems, including the Mars Rover. The same high-performance standards that enable success in space missions are now being applied to energy platforms on Earth.

“KULR’s expertise in space-proven engineering uniquely positions us to support mission-critical energy solutions,” KULR CEO Michael Mo added. “By applying our advanced materials to nuclear fusion, we are taking meaningful steps toward addressing the United States’ critical energy needs and advancing its broader goals of energy security and sustainability".

This new application of KULR’s technology in laser-based nuclear fusion for small modular reactors reinforces the company’s leadership in the energy management space, as well as its commitment to advancing the global energy transition. With this engagement, KULR continues to demonstrate how innovative engineering can play a pivotal role in shaping a cleaner, more sustainable future.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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